Exhibit 99.1

                TeleCommunication Systems, Inc. Reports Record

                          Third Quarter 2003 Results



      Company Reports EPS of $0.02 on $28.2 Million Revenue for Quarter;

      Third Quarter Service Bureau/E9-1-1 Revenue Grows to $8.8 Million;

          SwiftLink Satellite-Based Systems Contribute $6.4 Million

                To Record Quarterly Network Solutions Revenue



    ANNAPOLIS, Md., Oct. 23 /PRNewswire-FirstCall/ -- TeleCommunication

Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in location and messaging software and E9-1-1 services for wireless carriers, and an expert in highly reliable and secure communications systems for government customers, today announced results for the quarter ended September 30, 2003.

    TCS reported third quarter 2003 net income of $0.5 million or $0.02 per share, its first quarterly profit in the four years since beginning its aggressive investment in cellular wireless data technology.  Third quarter

2003 net income improved $4.9 million compared to the previous quarter's net loss of $4.4 million (excluding the second quarter's $7.0 million additional amortization of capitalized software development costs), and improved $3.1 million compared to the third quarter 2002 net loss of $2.6 million.

    Total revenue for the quarter was a record $28.2 million, up 41% from second quarter 2003 revenue of $20.1 million, and 22% from $23.2 million of revenue in the third quarter of 2002.  For the first nine months of 2003, TCS reported total revenue of $67.6 million, compared to $64.0 million in the first nine months of 2002.  Third quarter 2003 revenue was comprised of 31%

Service Bureau, 56% Network Solutions, and 13% Network Software.

    The Company reported its highest-ever gross profit in the third quarter of

$11.8 million, representing a 43% increase over second quarter 2003 gross profit of $8.3 million and a 16% increase over $10.2 million of gross profit in the third quarter of 2002.  Gross margin was 42% in the quarter ended

September 30, 2003, compared to 41% in the second quarter of 2003, and 44% in the third quarter of 2002.  For the first nine months of 2003 overall gross margin was 42% compared to 38% for the first nine months of 2002.

    "We are extremely pleased to have met our goal of positive earnings for the third quarter.  Continued progress in our wireless E9-1-1 service bureau business and impressive sales of our satellite-based data systems and solutions in the quarter combined to produce our best quarterly revenue, gross profit, and net income since becoming a public company," commented Maurice B.

Tose, TCS's Chairman, President and CEO.  "Cost management efforts also contributed to these results, while we continued investment in our development of wireless carrier and government customer products and services, a strategy we believe will deliver significant long-term returns for TCS shareholders,"

concluded Tose.

    TCS ended the third quarter with $16.1 million in cash and cash equivalents, up from $15.5 million at June 30, and the Company's $15 million bank line of credit remains unused.  Mr. Tose observed, "Further deployments in our E9-1-1 Service Bureau business, increased wireless carrier capital spending expectations, continued success of our SwiftLink products, and on-

going cost containment give us confidence in our goal of continuing to report positive net income for the fourth quarter and for calendar year 2004."

    TCS ended the quarter with revenue backlog of $87 million, up from $81 million as of June 30, 2003.  Of the Company's total backlog, approximately

$52 million is expected to be realized over the next twelve months.



    OPERATIONAL HIGHLIGHTS



    Service Bureau Business

    During the quarter ended September 30, 2003, TCS generated $8.8 million of

Service Bureau revenue.  TCS's Service Bureau business is made up of wireless enhanced 9-1-1 (E9-1-1) location information integration services to wireless carriers and Public Safety Answering Points (PSAPs), and hosted inter-carrier text messaging services provided to text message distributors including

America Online(TM).  TCS is one of only two major wireless E9-1-1 service providers in the U.S.

    Steady quarter-over-quarter revenue and profit growth is projected for the

Company's E9-1-1 Service Bureau business as additional locations are deployed under our existing long-term service contracts.

    During the quarter, TCS announced that it will provide E9-1-1 Phase II service to MoviStar Puerto Rico, allowing PSAPs to locate an emergency caller within 50 meters or less of the caller's location.  MoviStar Puerto Rico will utilize TCS' award-winning Xypoint(R) Location Platform for its hosted Phase

II E9-1-1 solution combined with TCS' Hosted PDE (Position Determining Entity)

Service.  TCS' services include the ability to determine the caller's precise location accurately within seconds in a wide range of environments and the ability to route the call and deliver critical data to the local PSAP.  This is the fifth carrier that has engaged TCS for its Hosted PDE solution.

    TCS also announced in the quarter the launch of its PSAP E9-1-1 Readiness

Services to help state and local public safety entities accelerate preparation and implementation of Phase I and Phase II wireless E9-1-1 services in their communities.  TCS' new PSAP E9-1-1-Readiness Services will provide a cost-

effective and time-efficient method to bring wireless emergency services to the citizens of cities and counties across the country.  TCS' suite of PSAP

E9-1-1 Readiness Services consists of project management, carrier request management, and technical consulting services that can be selected individually or in combination by the PSAP to assist in their E9-1-1 implementations.

    TCS added a net 150 new PSAP connections during the quarter and as of

September 30, 2003, served a total of 3,630 PSAP connections, up 45% from the

2,510 PSAP connections served as of September 30, 2002.  The Company is continuing to aggressively roll out Phase I and Phase II E9-1-1 services for its wireless carrier customers, meeting regulatory deadlines and responding to

PSAP requests for deployments as they declare themselves ready.



    Network Solutions

    Third quarter revenue from the Company's Network Solutions business segment was $15.7 million, up $6.2 million or 65% from the second quarter's

$9.5 million.  Year-to-date Solutions revenue was  $33.3 million, up 24% from last year's $26.9 million.  TCS's Network Solutions segment designs,

furnishes, operates, and supports fixed and transportable wireless data communications systems requiring high reliability and security to government customers.

    As of September 30, 2003, TCS had sold over 400 of its SwiftLink(R)

deployable communication systems, with 161 units sold during the third quarter of 2003.  TCS recently introduced its latest addition to the SwiftLink product line, the SwiftLink 2300, a man-pack terminal, allowing users hands-free carrying flexibility for encrypted or non-encrypted IP-based voice, data and video wireless connections.  The SwiftLink 2300's rugged and extremely portable design is expected to have broad appeal to a wide range of customer groups, including military and Intelligence personnel, and first-responders.

    The Company recently announced demonstrations of the advanced technology capabilities provided by the Cisco Systems 3200 Mobile Access Router integrated into the TCS SwiftLink 2300 in a series of public and private sector customer events across the country.  SwiftLink systems vary in configuration, depending on the user requirements, and can provide connectivity for one to more than seventy users at the same time in packages that range in size from 25 to 85 pounds.

    The Solutions group performs integration and related projects in addition to its SwiftLink business, and expects to have significant opportunities to apply Company expertise to Homeland Security initiatives as they evolve and are funded.



    Network Software

    As of September 30, 2003, TCS had deployed a total of 80 software systems with wireless carriers, including TCS's Wireless Internet Gateways(TM), Short

Message Service Centers (SMSCs), and Xypoint(R) Location Platforms (XLPs).

During the quarter, TCS delivered on orders for its wireless products,

primarily the Company's SMSCs and Wireless Internet Gateways, resulting in

$3.7 million of Software segment revenue, of which license revenue was $2.2 million.  In addition, the Company's installed base of software products generated approximately $1 million of recurring maintenance revenue, which is included in the reported $1.6 million of Network Software Services revenue for the third quarter.

    During the quarter, TCS introduced Xypages(TM), the Company's first wireless software product combining both location and messaging technologies.

Xypages allows wireless subscribers to access location-specific information delivered via SMS to the user.  The hosted application offered to wireless carriers can be used on any existing digital carrier network and requires no network upgrades.  Xypages functionality can also be extended to include more precise location-based services such as text-based driving directions from a user's current location to a desired destination.  Xypages features marry

TCS's wireless E9-1-1 location technology with the Company's text messaging expertise, enabling wireless carriers to generate higher revenue per user through the delivery of value-added services to their subscribers.



    FINANCIAL DETAILS



    * Total revenue was $28.2 million in the third quarter of 2003, up 41%

      from $20.1 million in the second quarter of 2003 and 22% from $23.2 million in the third quarter of 2002.  For the first nine months of

      2003, revenue totaled $67.6 million, a 6% increase over $64.0 million of revenue in the first nine months of 2002.



      In the third quarter of 2003, the Company's Network Software revenue from carrier licenses and related software maintenance and deployment services was $3.7 million, compared to second quarter 2003 revenue of

      $2.3 million, and $9.9 million revenue in the third quarter of 2002.

      Software license revenue was $2.2 million in the third quarter, up from second quarter 2003 sales of $0.8 million, but down from third quarter

      2002 revenue of $5.9 million, reflecting low spending by carriers on enhancements to their networks.



      TCS's Service Bureau revenue, which includes wireless E9-1-1 services and hosted inter-carrier text message distribution services, totaled

      $8.8 million in the quarter ended September 30, 2003.  This represents a

      6% increase over second quarter 2003 revenue of $8.3 million and a 50%

      increase over third quarter 2002 revenue of $5.9 million, as the Company continued to expand the number of Public Safety Answering Points served for E9-1-1 services.  For the first nine months of 2003, total Service

      Bureau revenue increased 43% to $24.7 million, from $17.3 million in the first nine months of 2002.



      TCS's Network Solutions revenue from systems integration and digital communications projects largely for government customers was a record

      $15.7 million in the third quarter of 2003, up 65% from $9.5 million in the prior quarter, and 109% from $7.5 million in the third quarter of

      2002.  Quarter-to-quarter Network Solutions revenue fluctuations reflect the variability of project timing and contract durations.  SwiftLink deployable communication systems generated $6.4 million of revenue in the third quarter, up 22% from $5.2 million in the second quarter.

      Year-to-date, SwiftLink revenue was $14.8 million, a 60% increase from the $9.2 million of revenue in the first nine months of 2002.



    * Total gross profit (revenue minus direct cost of revenue excluding the amortization of software development costs) was an all-time record $11.8 million in the third quarter of 2003, up 43% from $8.3 million in the second quarter of 2003, and up 16% from $10.2 million in the third quarter of 2002.  Total gross profit for the first nine months of 2003 was $28.3 million, an increase of 16% from $24.4 million in the first nine months of 2002.



      As a percentage of revenue, company-wide gross profit margin was 42% in the third quarter, up slightly from the second quarter's 41% and down slightly from the third quarter 2002's gross profit margin of 44%.

      Gross profit margin for the first three quarters of 2003 was 42%, versus

      38% in the first three quarters of 2002.



      The gross profit margin from Network Software in the third quarter of

      2003 was 52%, up from second quarter 2003 gross margin of 41%, due to a larger proportion of revenue from higher margin licenses versus software services and ancillary equipment.



      Service Bureau gross profit in the third quarter was $4.7 million, up 8%

      from second quarter 2003 gross profit of $4.3 million and up 98% from third quarter 2002 gross profit of $2.4 million.  Service Bureau gross margin was 53% in the third quarter, compared to 52% in the second quarter of 2003 and 40% in the third quarter of 2002.



      The gross profit for the Company's Network Solutions business segment was $5.2 million in the third quarter of 2003, up 73% from $3.0 million in the second quarter 2003, and up 117% from $2.4 million in the third quarter of 2002.  The gross profit margin in this segment was 33% in the third quarter of 2003, up from 32% in the second quarter of 2003 and

      32% in the third quarter of 2002.



    * Operating expenses.  Research and development expenses during the third quarter were $4.1 million, compared to $4.7 million in the second quarter and $4.2 million in the third quarter of 2002.  Sales,

      marketing, general and administrative expenses continued to decline as a result of cost control measures, and totaled $4.8 million in the third quarter, down from $4.9 million in the second quarter and $5.1 million in third quarter 2002.



    * EBITDA, (Earnings Before Interest, Taxes, Depreciation and Amortization,

      a non-GAAP financial measure) was positive $2.9 million, or $0.10 per basic share in the third quarter of 2003, compared to an EBITDA loss of

      $1.3 million or ($0.04) per share in the second quarter of 2003, and positive EBITDA of $0.9 million, or $0.03 per share in the third quarter of 2002.



    * Non-cash expenses totaled $2.4 million in the third quarter of 2003,

      compared to $10.0 million (including a $7.0 million additional amortization of capitalized software) in the second quarter of 2003, and

      $3.4 million in the third quarter of 2002.



    * Net income for the third quarter of 2003 was $0.5 million, or $0.02 per share (both basic and diluted).  This compares to a net loss of $11.4 million, or ($0.38) per share in the second quarter of 2003 and a net loss of $2.6 million, or ($0.09) per share in the third quarter of 2002.

      Per share figures were computed on the basis of 33.7 million weighted average diluted shares in Q3-03, and 29.6 million shares in Q2-03, and

      29.2 million shares in Q3-02.



    * Cash added during the third quarter of 2003 was $0.6 million, comprised of the $2.9 million EBITDA gain, and new equipment loans of $2.6 million, offset by $2.6 million of working capital changes, $1.0 million for fixed asset additions, and $1.3 million in lease payments and debt service.



    * The Balance Sheet at the end of the third quarter reflected $16.1 million of cash and cash equivalents compared to $15.5 million as of

      June 30, 2003.  The Company's $15 million bank line of credit remains unused.



    CONFERENCE CALL

    The Company has scheduled a conference call for today, Thursday, October

23, 2003 at 5:00 PM EDT.  During the call, Maurice B. Tose, Chairman,

President and CEO, and Tom Brandt, Senior Vice President and CFO, will discuss third quarter results and other corporate information.  Investors can call

1-877-253-5218 (domestic) and 1-706-643-0801 (international) prior to the 5:00

PM start time and ask for the TeleCommunication Systems conference call hosted by Mr. Tose.  A replay of the call will be available on Thursday, October 23,

2003 beginning at 8:00 PM EDT and will be accessible until Friday, October 31,

2003 at 5:00 PM EDT.  The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international listeners.  The access number is

3365790.  The conference call will also be broadcast simultaneously on the

Company's web site, www.telecomsys.com.  Investors should click on the

Investor Info tab and are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.  The call will also be archived on the TCS website.  In addition, updated historical and forecasted financial information will be posted concurrently with the call under the "Financial Model" selection of the Investor Relations area of TCS's website.



    ABOUT TELECOMMUNICATION SYSTEMS, INC.

    TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS) is a leading provider of software and solutions to leading wireless telecommunication carriers worldwide and to government customers requiring high reliability and security.

The Company's Network Software segment is a global leader in wireless location platforms, text messaging, and alerts.  The Service Bureau segment provides enhanced 9-1-1 connections to public safety call centers for the largest US wireless carriers, as well as hosted wireless text messaging services.  The

Network Solutions segment enables rapid deployment of fixed and transportable communications systems using wireless, satellite, and terrestrial networks.

    TCS makes connections that matter.  Whether connecting people with voice,

data or video in a wireless world or connecting our customers and shareholders with long-term value, TCS delivers competitive, reliable and secure products,

services and solutions to meet these needs.  For more information visit

www.telecomsys.com.



    This press release discloses the Company's earnings before interest,

taxes, depreciation, amortization, and other non-cash expenses ("EBITDA"),

which may be considered a non-GAAP financial measure.  As used herein, "GAAP"

refers to generally accepted accounting principles in the United States.

Generally, a non-GAAP financial measure is a numerical measure of a Company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

The Company believes that EBITDA is an appropriate measure of evaluating its operating performance and liquidity because the measure is indicative of the

Company's availability of discretionary funds and its capacity to service its debt, and thereby provides additional useful information to investors regarding its financial condition and results of operations.  This measure,

however, should be considered in addition to, and not as a substitute or superior to, net income (loss), operating income (loss), cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the Company's EBITDA to the Company's net income (loss),

which we believe to be the nearest GAAP measure has been included in the attached Consolidated Statements of Operations.



    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  These statements are based upon TCS's current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated.  The words, "believe," "expect," "intend,"

"anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  Statements in this announcement that are forward-

looking include, but are not limited to, Mr. Tose's belief that the Company's strategy will continue to deliver significant long-term returns for TCS shareholders; Mr. Tose's comment that the Company has confidence in obtaining the goal of continuing to report positive net income from operations for the fourth quarter and for the calendar year 2004; the projection of steady quarter-over-quarter revenue and profit growth for the Company's Service

Bureau business; the statement that SwiftLink 2003 is expected to have broad appeal to a wide range of customer groups, including military and intelligence personnel, first-responders, and emergency response personnel, and the statement that approximately $52 million of the Company's backlog is expected to be realized over the next twelve months.



    The actual results realized by the Company could differ materially from the statements made herein, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and

Exchange Commission (SEC).  These include without limitation risks and uncertainties relating to the Company's financial results and the ability of the Company to (i) reach profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless data industry, (vi) develop products and deliver services without any errors or defects, (vii) have sufficient capital resources to fund the Company's operations, (viii) protect its intellectual property rights, (ix) implement its sales and marketing strategy, (x) successfully integrate the assets and personnel of acquired entities , such as Otelnet, and (xi) realize its expected revenue backlog.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.







                       TeleCommunication Systems, Inc.

                    Consolidated Statements of Operations

                (amounts in thousands, except per share data)

                                 (unaudited)





                                       Three months ended   Nine months ended

                                          September 30,       September 30,

                                         2003      2002      2003      2002

    Revenue:

      Network software:

        Network software licenses       $  2,177 $  5,920  $  5,432  $ 11,043

        Network software services          1,563    3,941     4,196     8,746

      Network software total               3,740    9,861     9,628    19,789

      Service bureau                       8,832    5,885    24,697    17,323

      Network solutions                   15,675    7,499    33,294    26,915

          Total revenue                   28,247   23,245    67,619    64,027



    Operating costs and expenses

      Direct cost of network software      1,786    4,450     4,823    10,493

      Direct cost of service bureau        4,138    3,518    12,105     9,385

      Direct cost of network solutions    10,501    5,110    22,353    19,788

      Research and development             4,109    4,234    12,688    12,719

      Sales and marketing                  2,068    2,221     6,674     7,625

      General and administrative           2,725    2,853     8,335     9,243



    EBITDA                                 2,920      859       641    (5,226)



      Non-cash stock compensation expense    412      429     1,174     1,296

      Depreciation and amortization of

       property and equipment              1,710    1,593     4,945     4,758

      Amortization of software

       development costs                     123    1,233     8,927     3,620

      Amortization of Xypoint tradename      138      139       415       415

        Total operating costs and

         expenses                         27,710   25,780    82,439    79,342



    Income/(loss) from operations            537   (2,535)  (14,820)  (15,315)



    Net interest and other

     income/(expense)                        (31)     (24)     (114)     (686)



    Net income/(loss)                   $    506 $ (2,559) $(14,934) $(16,001)



    Earnings/(loss) per share, basic    $   0.02 $  (0.09) $  (0.50) $  (0.55)

    Earnings/(loss) per share, diluted  $   0.02 $  (0.09) $  (0.50) $  (0.55)



    EBITDA                              $  2,920 $    859  $    641  $ (5,226)

    EBITDA per share, basic             $   0.10 $   0.03  $   0.02  $  (0.18)

    EBITDA per share, diluted           $   0.09 $   0.03  $   0.02  $  (0.18)



    Weighted average shares

     outstanding- basic                   29,802   29,161    29,661    29,033

    Weighted average shares

     outstanding- diluted                 33,706   29,161    29,661    29,033







                       TeleCommunication Systems, Inc.

                    Condensed Consolidated Balance Sheets

                            (amounts in thousands)



                                              September 30,       December 31,

                                                 2003                2002

    Assets                                    (unaudited)

       Current assets:

          Cash and cash equivalents             $    16,126       $    27,402

          Accounts receivable                        21,408            22,911

          Unbilled receivables, net                  11,000             6,987

          Other current assets                        2,963             1,675

                Total current assets                 51,497            58,975



       Property and equipment, net                   10,189            11,814

       Software development costs, net                  626             7,688

       Tradename, net                                   116               530

       Other assets                                   1,875             1,457

                Total assets                    $    64,303       $    80,464





    Liabilities and stockholders' equity

       Current liabilities:

          Accounts payable and

           accrued expenses                     $    16,000       $    19,669

          Deferred revenue                            2,266             2,846

          Current portion of capital

           leases and notes payable                   6,252             4,770

                Total current liabilities            24,518            27,285



       Capital leases and notes payable,

        less current portion                          5,566             5,543



       Total stockholders' equity                    34,219            47,636

                Total liabilities and

                 stockholders' equity           $    64,303       $    80,464





SOURCE  TeleCommunication Systems, Inc.

    -0-                             10/23/2003

    /CONTACT:  Tom Brandt, Senior Vice President & CFO, +1-410-280-1001, or

brandtt@telecomsys.com, or Bob Bannon, Investor Relations, +1-410-280-1055, or

bannonb@telecomsys.com, both of TeleCommunication Systems, Inc./

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             AP Archive:  http://photoarchive.ap.org

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    /Web site:  http://www.telecomsys.com/

    (TSYS)



CO:  TeleCommunication Systems, Inc.

ST:  Maryland

IN:  CPR STW TLS

SU:  CCA ERN